Exhibit 99.1

FOR IMMEDIATE RELEASE

SEACOR HOLDINGS INC. AND AMERICAN INDUSTRIAL PARTNERS

ANNOUNCE CLOSING OF TENDER OFFER

New York, NY, April 15, 2021. SEACOR Holdings Inc. (NYSE: CKH) (“SEACOR”) and American Industrial Partners and its affiliate Safari Merger Subsidiary, Inc. (“Purchaser”) announced that Purchaser has successfully completed its tender offer for the outstanding shares of common stock of SEACOR and accepted for payment all shares validly tendered and not withdrawn as of the expiration time of the tender offer. 70.4% of outstanding shares were tendered into the offer. All of the shares tendered have been accepted for payment by Purchaser.

On December 4, 2020, SEACOR and American Industrial Partners announced that SEACOR and an affiliate of American Industrial Partners had entered into a definitive merger agreement. Pursuant to the merger agreement, Purchaser, a corporation controlled by affiliates of American Industrial Partners, commenced a tender offer on December 18, 2020 to acquire all outstanding shares of SEACOR at a price of $41.50 per share, net to the holder in cash. The tender offer expired at 5:00 p.m., Eastern Time, on April 14, 2021, and American Stock Transfer & Trust Company, LLC, the depository for the tender offer, has indicated that a total of approximately 14,472,289 shares, representing approximately 70.4% of the outstanding shares, had been validly tendered pursuant to the offer.

Pursuant to the terms of the merger agreement, as soon as practicable following the consummation of the tender offer, Purchaser will be merged with and into SEACOR with SEACOR continuing as the surviving corporation. In the merger, each share not previously purchased in the tender offer that is outstanding immediately prior to the effective time (other than shares held by stockholders who properly exercised their appraisal rights under Delaware law) will be converted into the right to receive $41.50 per share, net to the seller in cash. As a result of the completion of the merger, SEACOR’s common stock will cease trading on The New York Stock Exchange.

Foros is acting as financial advisor to SEACOR. Milbank LLP is acting as legal advisor to SEACOR and Ropes & Gray LLP is acting as legal advisor to American Industrial Partners and Purchaser.

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About SEACOR Holdings

SEACOR Holdings Inc. is a diversified holding company with interests in domestic and international transportation and logistics, crisis and emergency management, and clean fuel and power solutions.

About American Industrial Partners

American Industrial Partners is an operationally oriented private equity firm that invests in industrial businesses serving domestic and global markets. The firm has deep roots in the industrial economy and has been active in private equity investing since 1989. To date, American Industrial Partners has completed more than 100 transactions and currently has more than $8 billion of assets under management on behalf of leading pension, endowment and financial institutions. For more information on American Industrial Partners, visit www.americanindustrial.com.

Information Agent Contact

Michael Madalon

D.F. King & Co., Inc.

212-269-5732 / 917-294-9326

mmadalon@dfking.com

Investor Contact

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

212-750-5833

Media Contact

Stephen Pettibone / Mike DeGraff

Sard Verbinnen & Co.

SEACOR-SVC@sardverb.com